                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of Earliest Event Reported): May 7, 1999


                                     TEKELEC
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                   California
                  --------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       000-15135                                      95-2746131
 ----------------------                   -------------------------------------
(Commission File Number)                 (I.R.S. Employer Identification Number)


                   26580 West Agoura Road, Calabasas, CA 91302
                   -------------------------------------------
                    (Address of Principal Executive Offices)


                                 (818) 880-5656
               --------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                     TEKELEC
                                    FORM 8-K
                                TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
ITEM 2:        Acquisition or Disposition of Assets....................................    3

ITEM 7:        Financial Statements and Exhibits.......................................    5

SIGNATURES

ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

IEX Corporation Acquisition

     On May 7, 1999, Tekelec, a California corporation, acquired all the stock of privately held IEX Corporation, a Nevada corporation ("IEX") in exchange for cash and, for certain IEX stockholders, secured promissory notes ("Notes"). The acquisition was effected through a statutory merger (the "Merger") in which Eagle Lonestar Corporation, a Delaware corporation and a wholly-owned subsidiary of Tekelec ("Sub"), was merged into IEX, with IEX surviving the Merger. As a result of the Merger, IEX became a wholly-owned subsidiary of Tekelec. The Merger was approved by Tekelec's Board of Directors at a special meeting held on April 18, 1999.

     The Merger was consummated pursuant to an Agreement and Plan of Reorganization dated as of April 20, 1999 (the "Plan") entered into by Tekelec, Sub, IEX and IEX Partners, Teknekron Partners II, Gary Crockett and Stephen Lynn (IEX Partners, Teknekron Partners II and Messrs. Crocket and Lynn were affiliates and principal stockholders of IEX prior to the Merger). The executive officers of IEX were not changed as a result of the Merger, except that Stephen Lynn resigned as Executive Vice President and Chief Operating Officer of IEX in connection with the Merger.

     IEX develops products and creates solutions for telecommunications carriers, call centers and private networks. IEX's revenues are derived primarily from two divisions: Intelligent Network Products and Call Center Products. Intelligent network products, including the Da Vinci(TM) Service Control Point, Service Node, VoX Call Server and Network Switch, enable telecommunications carriers to provide enhanced network services such as caller ID, 800 number calling and prepaid telephony. IEX's call center products include TotalView(TM), a workforce management solution, and TotalNet(TM), a call routing solution. IEX customers include telecommunications product manufacturers, competitive local exchange carriers, interexchange carriers, and organizations in various industries with significant call center operations.

     Under the terms of the Plan, the shares of IEX common stock that were outstanding prior to the Merger were converted into the right to receive (a) for each share of IEX common stock owned by an IEX stockholder who was not a Significant Stockholder (as defined below), cash in the amount of $8.28, and (b) for each share of IEX common stock owned by an IEX stockholder owning or having the right to purchase at least 150,000 shares of IEX common stock (a "Significant Stockholder"), $2.52 in cash and $5.76 payable by Note, in each case subject to certain deductions disclosed and agreed to by IEX stockholders. To the extent that any options to purchase IEX common stock were outstanding immediately prior to the Merger, the holder thereof was entitled to receive per share consideration in the same amounts, subject to reduction for the exercise price and applicable tax withholding liabilities. The aggregate consideration payable by Tekelec to IEX stock and option holders under the Plan was $163,000,000, comprised of $63,000,000 in cash and $100,000,000 aggregate principal amount of Notes issued to the Significant Stockholders by Tekelec and IEX, as the surviving corporation in the Merger, subject to certain deductions with respect to amounts payable by the stock or option holders to IEX of approximately $2,682,000 in the aggregate. Such consideration was negotiated and determined on the basis of (a) negotiations with IEX and (b) the value of IEX, as determined by Tekelec's management following its review and analysis of IEX's business and financial position and its discussions with Tekelec's advisors and IEX's management and advisors.

     The sources of funds used by Tekelec to purchase IEX common stock and options under the Plan were existing cash reserves and cash equivalents of Tekelec. Tekelec has not obtained any bank loans as of the date hereof in connection with the Merger, and it currently expects to refinance the indebtedness under the Notes subject to market conditions and other factors.

     The Notes issued to the Significant Stockholders are dated as of May 7, 1999 and will bear interest at an initial rate of 7%, compounded quarterly, with an initial maturity date of November 7, 1999; provided, however, the maturity date may be extended by Tekelec and IEX for four additional periods of three months each if Tekelec or IEX pays a minimum of $20,000,000 of aggregate principal on the Notes prior to each extension. Immediately following the initial maturity date, the interest rate will increase to 12% per annum, which rate will thereafter increase by 2% during each subsequent three month extension. The Notes are subordinated to certain senior indebtedness of Tekelec, which subordination will not exceed an amount equal to $150,000,000, less the then outstanding principal amount of the Notes. The Notes are secured by all of the common stock of IEX and all of the IEX assets. In the event of default, the Significant Stockholders will have the right to exercise such rights and remedies as are described in the Note and Security Agreement dated as of May 7, 1999 between Tekelec, IEX and the Significant Stockholders (the "Note Agreement") that governs the Notes.

     Pursuant to the terms of the Plan, Tekelec, certain representatives of the Significant Stockholders of IEX and an escrow agent entered into an Escrow Agreement, under which 10% of the gross consideration payable to each Significant Stockholder (approximately $14,388,056 for all Significant Stockholders) in the Merger has been placed in an escrow account in the form of Notes to secure and collateralize certain indemnification obligations of the Significant Stockholders to Tekelec.

     Contemporaneously with the Merger, (a) certain employees of IEX entered into Employment Agreements with IEX, as the surviving corporation in the Merger, providing for, among other things, certain terms of employment at a specified minimum salary, (b) each of the Significant Stockholders and Harvey Wagner (an affiliate of IEX Partners and Teknekron Partners II) entered into a Non-Competition Agreement with Tekelec and IEX providing, among other things, that such person will not engage in certain activities competitive with IEX's business for a period of up to three years; and (c) Tekelec, IEX and the Significant Stockholders entered into the Note Agreement governing the Notes.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of IEX Corporation.

     o    Report of Independent Auditors...................................................   7
     o    Balance Sheets as of December 31, 1998 and 1997..................................   8
     o    Statements of Income for each of the three years in the period ended
          December 31, 1998................................................................   9
     o    Statements of Changes in Shareholders' Equity for each of the three years in the period ended December 31, 1998......................................  10
     o    Statements of Cash Flows for each of the three years in the period ended December 31, 1998..........................................................  11
     o    Notes to Financial Statements....................................................  12

(b)  Unaudited Pro forma Condensed Financial Information.
     o    Unaudited Pro forma Condensed Combining Statements of Operations.................  28
     o    Unaudited Pro forma Condensed Combining Balance Sheets...........................  29
     o    Notes to Unaudited Pro forma Condensed Combining Financial Information...........  30

(c)  Exhibits.

     The following exhibits are filed herewith:

     2.01 Agreement and Plan of Reorganization dated as of April 20, 1999 by and among Tekelec, Eagle Lonestar Corporation, IEX Corporation, IEX Partners, Teknekron Partners II, Gary Crockett and Stephen Lynn. (Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request).

     4.01 Note and Security Agreement dated as of May 7, 1999 by and among Tekelec, IEX Corporation and the Significant Stockholders of IEX Corporation.

     4.02 Secured Promissory Notes dated as of May 7, 1999 made by Tekelec and IEX Corporation in favor of each of the Significant
          Stockholders of IEX Corporation.

     23.1 Consent of Ernst & Young LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 1999

                                         TEKELEC


                                         By: /s/ Michael L. Margolis
                                             -----------------------------------
                                             President and Chief Executive
                                             Officer

                         Report of Independent Auditors

Board of Directors and Shareholders
IEX Corporation

We have audited the accompanying balance sheets of IEX Corporation as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IEX Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP


Dallas, Texas
February 23, 1999

                                 IEX Corporation

                                 Balance Sheets

                                                                              DECEMBER 31,
                                                                      1998                  1997
                                                                  ----------------------------------
                                                                         (In thousands, except
                                                                             share amounts)
ASSETS
Current assets:
  Cash and cash equivalents                                       $      6,977          $      6,403
  Receivables (net of allowance for doubtful accounts of
    $505,000 in 1998 and $724,000 in 1997)                              14,887                18,279
  Inventory                                                              4,619                 2,345
  Marketable securities                                                  7,173                 1,620
  Deferred income taxes                                                  1,161                 1,157
  Prepaid expenses and other current assets                                517                   483
                                                                  ------------          ------------
Total current assets                                                    35,334                30,287

Property and equipment, net                                              3,505                 3,266

Marketable securities                                                    3,192                 2,325
Deferred income taxes                                                      169                   158
                                                                  ------------          ------------
Total assets                                                      $     42,200          $     36,036
                                                                  ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                $      2,737          $      1,566
  Accrued salaries and benefits                                          5,130                 3,774
  Other accrued liabilities                                                347                   946
  Deferred revenue                                                      11,821                10,965
  Income taxes payable                                                     786                 1,097
                                                                  ------------          ------------
Total current liabilities                                               20,821                18,348

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value:
    Authorized shares - 20,000,000
    Issued and outstanding shares - 17,061,065
      in 1998 and 16,520,015 in 1997                                       171                   165
  Additional paid-in capital                                             1,452                   479
  Receivables from employee stock purchases                               (668)                   --
  Unearned compensation                                                   (114)                   --
  Retained earnings                                                     20,538                17,044
                                                                  ------------          ------------
Total shareholders' equity                                              21,379                17,688
                                                                  ------------          ------------
Total liabilities and shareholders' equity                        $     42,200          $     36,036
                                                                  ============          ============

See accompanying notes.

                                 IEX Corporation

                              Statements of Income


                                                       YEAR ENDED DECEMBER 31,
                                                 1998             1997              1996
                                               -------------------------------------------
                                                             (In thousands)
Revenue:
  Products and software license fees           $ 31,051         $ 24,829          $ 12,741
  Customer support and other services            18,230           18,078            16,408
                                               --------         --------          --------
     Total revenue                               49,281           42,907            29,149
Cost of revenue:
  Products and software license fees              8,183            5,956             2,840
  Customer support and other services            10,872           10,916            10,799
                                               --------         --------          --------
     Total cost of revenue                       19,055           16,872            13,639
                                               --------         --------          --------
Gross margin                                     30,226           26,035            15,510

Operating expenses:
  Product development and enhancements            6,852            4,630             3,820
  Marketing and selling                           6,293            4,390             2,188
  General and administrative                     12,270           10,310             6,037
                                               --------         --------          --------
                                                 25,415           19,330            12,045
                                               --------         --------          --------

Operating income                                  4,811            6,705             3,465

Interest income                                     477              440               336
Other income (expense)                               35             (956)              210
                                               --------         --------          --------
Income before taxes                               5,323            6,189             4,011
Income tax provision                              1,829            2,078             1,233
                                               --------         --------          --------
Net income                                     $  3,494         $  4,111          $  2,778
                                               ========         ========          ========


See accompanying notes.

                                 IEX Corporation

                  Statements of Changes in Shareholders' Equity


                                      COMMON STOCK
                                -------------------------
                                                                          RECEIVABLES
                                                                           EMPLOYEE
                                                            ADDITIONAL       FROM
                                 NUMBER OF                    PAID-IN        STOCK       UNEARNED      RETAINED
                                   SHARES       AMOUNT        CAPITAL      PURCHASES   COMPENSATION    EARNINGS      TOTAL
                                -----------   -----------   -----------   -----------  ------------   -----------  -----------
                                                (In thousands, except share amounts)

Balance at December 31, 1995     16,343,770   $       163   $       337   $        --   $        --   $    10,155  $    10,655
  Repurchase and retirement
    of common stock                 (51,240)           --           (36)           --            --            --          (36)
  Issuance of stock to
    employees:
    Stock options exercised         130,985             1            99            --            --            --          100
    Stock purchases                                                                --            --
  Net and comprehensive income           --            --            --            --            --         2,778        2,778
                                -----------   -----------   -----------   -----------   -----------   -----------  -----------
Balance at December 31, 1996     16,423,515           164           400            --            --        12,933       13,497
  Repurchase and retirement
    of common stock                 (92,000)           (1)          (88)           --            --            --          (89)
  Issuance of stock to
    employees:
    Stock options exercised          13,250            --             9            --            --            --            9
    Stock purchases                 175,250             2           158            --            --            --          160
  Net and comprehensive income           --            --            --            --            --         4,111        4,111
                                -----------   -----------   -----------   -----------   -----------   -----------  -----------
Balance at December 31, 1997     16,520,015           165           479            --           --         17,044       17,688
  Repurchase and retirement
    of common stock                (208,350)           (2)         (227)           --            --            --         (229)
  Issuance of stock to
    employees:
    Stock options exercised          64,100             1            49           (25)           --            --           25
    Stock purchases                 685,300             7           786          (643)           --            --          150
  Stock option compensation              --            --           365            --          (114)           --          251
  Net and comprehensive income           --            --            --            --            --         3,494        3,494
                                -----------   -----------   -----------   -----------   -----------   -----------  -----------
Balance at December 31, 1998     17,061,065   $       171   $     1,452   $      (668)  $      (114)  $    20,538  $    21,379
                                ===========   ===========   ===========   ===========   ===========   ===========  ===========


See accompanying notes.

                                 IEX Corporation

                            Statements of Cash Flows


                                                              YEAR ENDED DECEMBER 31,
                                                          1998         1997         1996
                                                        ----------------------------------
                                                                  (in thousands)
OPERATING ACTIVITIES
Net income                                              $  3,494     $  4,111     $  2,778
Adjustments to reconcile net income to net cash
  provided by operating activities:
      Depreciation                                         2,150        1,436          874
      Stock option compensation                              251           --           --
      Deferred income taxes                                  (15)        (450)        (283)
      Other                                                 (372)         333            5
      Changes in operating assets and liabilities:
        Receivables                                        3,610       (4,163)      (7,105)
        Inventory                                         (2,275)      (1,516)        (203)
        Prepaid expenses and other current assets            (33)        (110)         128
        Accounts payable                                   1,171           19          857
        Accrued liabilities                                  756        1,407          869
        Deferred revenue                                     856        3,665        3,046
        Income taxes payable                                (310)         636        1,268
                                                        --------     --------     --------
Net cash provided by operating activities                  9,283        5,368        2,234
INVESTING ACTIVITIES
Additions to property and equipment                       (2,235)      (2,425)      (2,095)
Sales and maturities of marketable securities              4,147        5,010        3,870
Purchases of marketable securities                       (10,567)      (4,830)      (5,170)
                                                        --------     --------     --------
Net cash used in investing activities                     (8,655)      (2,245)      (3,395)
FINANCING ACTIVITIES
Proceeds from issuance of common stock                       175          169          100
Repurchase of common stock                                  (229)         (89)         (36)
                                                        --------     --------     --------
Net cash provided by (used in) financing activities          (54)          80           64
Net increase (decrease) in cash and cash equivalents
                                                             574        3,203       (1,097)
Cash and cash equivalents at beginning of year             6,403        3,200        4,297
                                                        --------     --------     --------
Cash and cash equivalents at end of year                $  6,977     $  6,403     $  3,200
                                                        ========     ========     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for income taxes              $  2,175     $  2,005     $    902
                                                        ========     ========     ========


See accompanying notes.

                                 IEX Corporation

                          Notes to Financial Statements

                                December 31, 1998


1. DESCRIPTION OF BUSINESS

IEX Corporation (IEX or the Company) was founded in 1988 and incorporated in the state of Nevada. IEX develops products and creates solutions for call centers, telecommunications carriers, and private networks. Revenue is derived from products and software license fees, customer support, and other services (engineering and product development services). The Company's customers include telecommunications product manufacturers, competitive local exchange carriers, interexchange carriers, and organizations in various industries with significant call center operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). The Company adopted SOP 97-2 for transactions entered into beginning January 1, 1998. SOP 97-2 did not have a material effect on the Company's 1998 financial statements as compared to prior years presented.

The Company recognizes revenue from standard products (hardware and software) and software license fees when the products are delivered, provided no future vendor obligations exist and collection is probable. Revenue from products involving installation or other services is recognized as the services are performed. In software arrangements that include rights to multiple software products, specified upgrades, customer support services, or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables based on the Company's pricing policies and historical revenues generated from similar arrangements. If product and software license fee transactions include the right to receive specified future products, a portion of the fee is deferred and recognized as these products are delivered.

The Company recognizes revenue on its contracts involving significant production or customization based on the percentage-of-completion method of contract accounting. Percentage-of-completion is measured either by designated milestones of work performed or input measures, such as hours or costs incurred compared to total estimated hours or costs. Provisions for losses are recorded on contracts as soon as it is estimated that contract costs will exceed contract revenue.

                                 IEX Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Customer support contracts allow customers to receive updated versions of the Company's products when and if they become available, as well as technical support for the product. Revenue from customer support contracts, including customer support included in initial licensing fees, is recognized ratably over the support contract period. All significant costs and expenses associated with customer support contracts are expensed ratably over the support contract period. When products and software license fees, customer support and other services are billed prior to the time the related revenue is recognized, deferred revenue is recorded and related costs paid in advance are deferred.

In December, 1998, Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9") was released. SOP 98-9 amends SOP 97-2 to require than an entity recognize revenue for multiple element arrangements by means of the "residual method" when
(1) there is vendor-specific objective evidence ("VSOE") of the fair value of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain passages of SOP 97-2 became effective December 15, 1998. All other provisions of SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. The Company is currently evaluating the requirements of SOP 98-9 and the effects, if any, it may have on the Company's current revenue recognition policies.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of financial instruments and marketable securities with maturities of three months or less when purchased.

MARKETABLE SECURITIES

The Company's marketable securities primarily consist of interest-bearing municipal bonds. All marketable securities are classified as available-for-sale. Marketable securities are carried at fair value, with material unrealized gains and losses reported as a separate component of shareholders' equity. The fair value of marketable securities is determined based upon quoted market prices. Realized and unrealized gains and losses on marketable securities were not material during 1998, 1997 and 1996.

                                 IEX Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY

Inventories are stated at the lower of cost or market and consist primarily of components of the Company's DaVinci service node products which have not been fully assembled and shipped at year end. The cost of all inventory is based on the purchase price of the specific inventory item.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis using the following useful lives:

       Computer equipment                      3-7 years
       Furniture and fixtures                  3-5 years
       Leasehold improvements                    5 years

PRODUCT DEVELOPMENT AND ENHANCEMENTS

Costs of internally developed software products and substantial enhancements to existing software products are expensed until technological feasibility is established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expenses totaled approximately $981,000, $631,000 and $386,000 in 1998, 1997 and 1996,
respectively.

RISK CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk are marketable securities and accounts receivable. Marketable securities consist primarily of high quality municipal bonds. A significant portion of accounts receivable is with large customers throughout the United States. The Company continuously evaluates the creditworthiness of its customers' and generally does not require collateral.

                                 IEX Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees."

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which requires disclosure of total comprehensive income. The adoption of this Statement had no impact on the Company's financial statements as net income was the only component of comprehensive income during 1998, 1997 and 1996.

RECENT ACCOUNTING PRONOUNCEMENT

In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which is effective for fiscal years beginning after December 15, 1998. The Company expects to adopt the standard in fiscal 1999. The effect of adoption is not expected to be material to the Company's financial position or results of operations.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to current year presentations.

                                 IEX Corporation

3. RECEIVABLES

Receivables consist of the following as of December 31:

                                                           1998            1997
                                                          ----------------------
                                                              (In thousands)
Trade accounts receivable                                 $13,009        $17,653
Unbilled receivables                                        2,383          1,350
                                                          -------        -------
                                                           15,392         19,003
 Less:  Allowance for doubtful accounts                       505            724
                                                          -------        -------
                                                          $14,887        $18,279
                                                          =======        =======

4. MARKETABLE SECURITIES

The estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities can differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                      ESTIMATED FAIR
                                                                         VALUE
                                                                     ----------------
                                                                     (In thousands)
Due in three months or less                                              $   875
Due after three months through one year                                    7,173
Due after one year through two years                                       3,192
                                                                         -------
                                                                         $11,240
                                                                         =======

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

                                                           1998            1997
                                                          ----------------------
                                                              (In thousands)
At cost:
  Computer equipment                                      $6,227          $7,236
  Furniture and fixtures                                     389             358
  Leasehold improvements                                     916             488
                                                          ------          ------
                                                           7,532           8,082
Less:  Accumulated depreciation                            4,027           4,816
                                                          ------          ------
                                                          $3,505          $3,266
                                                          ======          ======

                                 IEX Corporation

6. INCOME TAXES

The income tax provision (benefit) for the years ended December 31 is as follows:

                                               1998         1997          1996
                                              ---------------------------------
                                                       (In thousands)
Federal income taxes:
  Current                                     $ 1,769      $ 2,449      $ 1,467
  Deferred                                        (15)        (450)        (283)
                                              -------      -------      -------
Total federal income tax provision              1,754        1,999        1,184

State income taxes                                 75           79           49
                                              -------      -------      -------
Total income tax provision                    $ 1,829      $ 2,078      $ 1,233
                                              =======      =======      =======

The deferred income tax assets at December 31 are as follows:

                                                             1998          1997
                                                            --------------------
                                                             (In thousands)
Current deferred income tax assets:
  Accrued employee benefits                                 $  773        $  789
  Other                                                        388           368
                                                            ------        ------
                                                             1,161         1,157

Noncurrent deferred income tax assets:
  Property and equipment                                       169           158
                                                            ------        ------

Total deferred income tax assets                            $1,330        $1,315
                                                            ======        ======

The following reconciling items account for the difference between the Company's effective tax rate on pretax income and the U.S. federal income tax statutory rate for the years ended December 31:


                                                 1998        1997         1996
                                                -------------------------------
                                                        (In thousands)
Federal income tax at statutory rate            $ 1,810     $ 2,104     $ 1,364
Nontaxable items                                    (21)        (79)        (70)
Effect of state income taxes, net of federal
  benefit                                            50          53          32
Other                                               (10)         --         (93)
                                                -------     -------     -------
                                                $ 1,829     $ 2,078     $ 1,233
                                                =======     =======     =======

                                 IEX Corporation

7. SIGNIFICANT CUSTOMERS

During 1998, 1997 and 1996, individual customers which generated revenues in excess of 10% of total company revenues in each year were as follows:

                                                1998         1997          1996
                                                ----         ----          ----

Manufacturing customer                            *           18%           19%
Telecommunications customer                       *            *            13%
Transportation customer                          14%           *             *

* Revenues did not exceed 10% of total revenues.

8. RELATED PARTY TRANSACTIONS

Under the terms of a 1988 management stock agreement with an affiliate, the Company has granted to this affiliate the right to purchase 3 1/2% of the Company's authorized common stock for $10,500 ($.015 per share) upon the occurrence of certain events.

The Company also participates in a management contract with this affiliate for certain administrative services. The cost of such services totaled $900,000, $900,000 and $856,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and is included in general and administrative expenses in the accompanying statements of income. At December 31, 1998 and 1997, $150,000 and $0 were payable to this affiliate.

9. EMPLOYEE BENEFIT PLANS

During 1997 and 1996, the Company and its employees participated in a profit sharing and savings plan which was established and administered by an affiliate and covered substantially all employees of the Company and certain other affiliates. Effective December 31, 1997, the Company discontinued its participation in this plan and adopted its own plan, which provides substantially the same benefits. All full-time and certain part-time employees of the Company are eligible to participate in the plan upon six months service at designated enrollment dates. The Board of Directors may authorize discretionary matching and profit sharing contributions each year based on a percentage of eligible compensation.

                                 IEX Corporation

9. EMPLOYEE BENEFIT PLANS  (CONTINUED)

Company matching contributions vest immediately and profit sharing contributions vest over a period of five years. Plan expenses in 1998, 1997 and 1996 were approximately $1,210,000, $963,000 and $757,000, respectively.

During 1997 and 1996, the Company participated in a health and welfare benefit trust which was administered by an affiliate. This trust provided benefits for death, sickness, accident, and disability. Effective December 31, 1997, the Company discontinued its participation in the trust and adopted its own plan which provides substantially the same benefits. Health and welfare expenses were approximately $1,548,000, $1,039,000 and $878,000 in 1998, 1997 and 1996,
respectively.

10. EQUITY AND COMMON STOCK

The Company provides a stock purchase program to substantially all of its employees. On a periodic basis, generally annually, offers are made to eligible employees to purchase common stock of the Company. Employee offers are determined at the sole discretion of the Company's Board of Directors. The purchase price for the offers is designated as the book value of the Company's common stock as of the quarter end immediately preceding the stock purchase offer date. Employees may purchase stock with cash or issuance of a recourse note to the Company.

Under separate agreements between the Company and certain of its employee shareholders, the Company has the right of first refusal (upon certain events, including the termination of employment by the employee shareholder) to repurchase the outstanding common stock of these shareholders based upon a formula price ($1.25 per share at December 31, 1998).

In 1996, the Company's Board of Directors adopted the 1996 Stock Incentive Plan (the Stock Option Plan). SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock option plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25 and related interpretations.

                                 IEX Corporation

10. EQUITY AND COMMON STOCK (CONTINUED)

Accordingly, compensation expense for stock options is measured as the excess, if any, of the market price of the Company's underlying stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost is recorded annually based on the market price of the Company's stock at the end of the period.

The Company's Board of Directors authorized the granting of options covering up to 2,000,000 shares of the Company's common stock under the Stock Option Plan. All options granted have seven-year terms and vest in five equal installments on the first, second, third, fourth, and fifth anniversaries of the date of grant.

Pro forma information is required by SFAS No. 123 has been determined as if the Company had accounted for its stock options under the fair value method. The fair value of the options was estimated at the date of the grant using the Black Scholes method option pricing model assuming a weighted-average expected life of an option of five years, no dividend yields, and a volatility of .01. Risk-free interest rates of 6% and 5% were used for 1997 and 1996, respectively. The weighted-average grant-date values for options granted in 1997 and 1996 were $0.31 and $.20, respectively. The effect of applying SFAS No. 123's fair value method to the Company's stock options results in net income that is not materially different from the amounts reported in 1998, 1997, and 1996.

A summary of the Company's stock option activity and related information follows:

                                 IEX Corporation

10. EQUITY AND COMMON STOCK (CONTINUED)

                                                         NUMBER OF       EXERCISE PRICE/
                                                           SHARES     WEIGHTED AVG. PRICE
                                                         ---------    -------------------

Options outstanding at December 31, 1995                        --         $  --
  Options granted                                          418,000          0.75
  Options exercised                                             --            --
  Options canceled                                          (5,500)         0.75
                                                          --------         -----
Options outstanding at December 31, 1996                   412,500          0.75
  Options granted                                          569,000          0.90
  Options exercised                                        (13,250)         0.75
  Options canceled                                         (40,750)         0.83
                                                          --------         -----
Options outstanding at December 31, 1997                   927,500          0.84
  Options granted                                               --            --
  Options exercised                                        (64,100)         0.77
  Options canceled                                         (52,650)         0.84
                                                          --------         -----
Options outstanding at December 31, 1998                   810,750         $0.85
                                                          ========         =====

Options outstanding at December 31, 1998, had exercise prices ranging from $0.75 to $0.90 and a weighted-average remaining contractual life of 5.2 years. Of the total outstanding options, 174,950 were exercisable at December 31, 1998, at a weighted-average exercise price of $0.84 per share.

11. COMMITMENTS AND CONTINGENCIES

The Company rents all of its facilities under operating leases. Rent expenses for all operating leases for the years ended December 31, 1998, 1997 and 1996, were approximately $1,010,000, $821,000 and $551,000, respectively. Future minimum lease payments at December 31, 1998, related to the Company's noncancelable leases are as follows (in thousands):

       1999                                                               $1,060
       2000                                                                1,050
       2001                                                                1,055
       2002                                                                1,060
       2003                                                                  442
                                                                          ------
                                                                          $4,667
                                                                          ======

                                 IEX Corporation

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has certain contingent liabilities resulting from litigation, claims, commitments, and other matters incident to the ordinary course of business. Management believes that the ultimate resolution of such contingencies will not have a material adverse effect on the financial position or results of operations of the Company.

12. OPERATING SEGMENT INFORMATION

The Company's operating segments are strategic operating units that are managed separately due to differences in products, services or customer applications. The Intelligent Network Products segment develops and supplies the Company's DaVinci Service Node Products, which enable enhanced services through Service Control Point, Service Switching Point and Interactive Voice Response network elements. The Call Center products segment develops and supplies the Company's TotalView and TotalNet software products. These products provide workforce management and intelligent call routing systems for single and multiple site call centers. The Applied Technology segment performs systems integration, consulting and customized application development for original equipment manufacturer product and joint research and development projects. This segment includes the sale of customized equipment, professional services and maintenance to two customers under long-term contracts. The Other operating segment consists of special project professional services performed for a limited number of customers and certain development expenses incurred by the Company which are not attributable to the operating segments.

Substantially all revenues are generated from customers located in North America. In addition, substantially all of the Company's assets are located in North America. Transfers between operating segments are immaterial. All corporate overhead expenses, such as information systems costs and general and administrative salaries and benefits, incurred by the Company are allocated to the operating segments for purposes of management's review of profitability by segment.

                                 IEX Corporation

12. OPERATING SEGMENT INFORMATION (CONTINUED)

The Company's operating segment information is as follows (in thousands):


Net Revenues:                             1998        1997        1996
                                        -------     -------     -------
Intelligent Network Products            $16,903     $14,321     $ 7,025
Call Center Products                     22,501      15,280      11,074
Applied Technology                        8,001      10,705       8,566
Other                                     1,876       2,601       2,484
                                        -------     -------     -------
Total Net Revenues                      $49,281     $42,907     $29,149
                                        =======     =======     =======

Operating Income (Loss):                  1998        1997        1996
                                        -------     -------     -------
Intelligent Network Products            $    47     $ 1,016     $  (133)
Call Center Products                      5,131       3,084       2,784
Applied Technology                          (99)      2,137         605
Other                                      (268)        468         209
                                        -------     -------     -------
Total Operating Income (Loss)           $ 4,811     $ 6,705     $ 3,465
                                        =======     =======     =======

                                 IEX Corporation

13. YEAR 2000 ISSUE (UNAUDITED)

General Description of the Year 2000 Issue

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of normal business activities. The Company has been and is continuing to assess these issues in relation to the Company's products, its significant internal systems and significant third party relationships.

The Company has formed a task force to address the Year 2000 issue. The task force's plan to resolve the Year 2000 issue involves five phases: Awareness, Assessment, Renovation, Validation and Implementation. The results of the activities performed to date and the expectation regarding required activities are discussed below.

IEX Products

The Company has completed a Year 2000 analysis of its products. The analysis included internal testing. However, the Company does not plan to have its products tested by an independent third party. The Company believes the current versions of its products are Year 2000 compliant. The Company has already provided its Year 2000 compliant versions of these products to many of its customers through its normal process for distributing new versions of its products to customers participating in the Company's customer support services programs. The Company is working with its customers to migrate to Year 2000 compliant versions of its products and expects to complete these activities before December 31, 1999. Accordingly, the Company estimates it is 100% complete regarding the Awareness, Assessment and Renovation Phases; approximately 75% complete regarding the Validation Phase; and 50% complete in terms of the Implementation Phase.

                                 IEX Corporation

13. YEAR 2000 ISSUE (UNAUDITED) (CONTINUED)

Some of the Company's products include hardware and software components provided by third parties. The Company believes that current versions of significant third party components are Year 2000 compliant based on representations from its vendors or the results of internal testing of these components. The Company is working with its customers to migrate to the Year 2000 compliant versions of these components. However, since the Assessment Phase with respect to third party-provided components included in the Company's products is not complete, and the Company cannot ensure that customers migrate their third party components to Year 2000 compliant versions, there can be no assurance that all Year 2000 compliant versions of these components will be available and implemented before December 31, 1999.

Certain customers may be operating non-compliant versions of products where the Company's agreed-upon product support and warranty periods have expired. The Company has not analyzed these customers to determine whether they are taking appropriate steps to address any Year 2000 issues.

The Company does not expect customers who purchase or migrate to Year 2000 compliant versions of its products to experience any Year 2000 failures caused by such products. Also, the Company believes its license and support agreements contain customary and appropriate limitations with regard to the Company's obligations for any Year 2000 failures that may be caused by its current or former products. However, since there can be no assurance that the Company's products will not experience Year 2000 issue-related failures, there can also be no assurances that the business, financial, condition, or results of operations of the Company will not be materially adversely impacted by losses associated with the failures.

The Company has not incurred and does not expect to incur any significant incremental expenses in addressing the Year 2000 issue with regard to its products. Development activities to resolve issues were not significant and were performed in the normal development and testing process, and remaining implementation activities are not expected to result in significant costs to the Company. Some incremental people costs may be incurred in order to provide an increased level of customer support staffing during the period immediately preceding and immediately after the new year; however, in the aggregate these incremental costs are not expected to be material.

                                 IEX Corporation

13. YEAR 2000 ISSUE (UNAUDITED) (CONTINUED)

Significant Internal Systems

The Company is approximately 50% complete with its assessment (Assessment Phase) of significant internal systems with respect to Year 2000 compliance. The Company has identified significant internal systems that are not Year 2000 compliant such as its general accounting software and its facility security system. As part of this analysis, the Company is requesting suppliers of significant third party systems to summarize their level of Year 2000 compliance. The Company expects to complete the Assessment Phase by April 30, 1999. The Company believes its significant internal systems will be Year 2000 compliant by December 31, 1999; however, there can be no assurances that all significant internal systems will not experience any Year 2000 failures.

The Company expects a large percentage of its hardware and software relating to significant internal systems to be made Year 2000 compliant with minimal cost to the Company because of vendor obligations to the Company through various support arrangements or vendor programs to provide Year 2000 compliant versions. The total estimated costs to the Company to migrate significant internal systems not covered under current support agreements to Year 2000 compliant versions is not yet available as the Assessment Phase is not yet complete. However, the Company has already received cost estimates from third parties to migrate certain systems known to be non-compliant, totaling approximately $50,000. Other direct costs associated with this effort, namely people-related costs, are estimated to be $100,000.

If the Company experiences failures with significant internal systems resulting from Year 2000 issues, operations may be significantly adversely effected, including not being able to process orders, invoice customers, perform standard voice and data communications or support its customers. If any of these failures occur, the Company's business, financial condition and results of operations may be materially adversely impacted, including losses associated with a material adverse outcome in a Year 2000 claim or lawsuit.

As part of the Company's Year 2000 analysis, a contingency plan designed to mitigate the impact of Year 2000-related failures will be developed before December 31, 1999. However, if Year 2000 failures occur and the contingency plan is implemented, there can be no assurance that the plan will enable the Company to avoid the potentially material adverse impact to its business, financial condition and results of operations.

ITEM 7(b): UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     The following unaudited pro forma condensed combining statements of operations for the twelve months ended December 31, 1998, are set forth herein to give effect to the acquisition of IEX Corporation by Tekelec for $163 million comprised of $63 million in cash and $100 million in collateralized promissory notes, as if the acquisition had occurred on January 1, 1998. The acquisition was accounted for as a purchase, and resulted in the Company recording intangible assets amounting to $170.3 million, of which $6.0 million has been allocated to in-process research and development. The unaudited pro forma condensed combining balance sheet data gives effect to the acquisition of IEX Corporation by Tekelec as if such acquisition had occurred on December 31, 1998. The unaudited pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available. The unaudited pro forma condensed combining statements of operations are provided for illustrative purposes only and are not necessarily indicative of the combined results of operations that would have been reported had the acquisition occurred on January 1, 1998, nor does it represent a forecast of the combined future results of operations for any future periods. All information contained herein should be read in conjunction with the Consolidated Financial Statements and notes thereto and the "Management's Discussion and Analysis of Financial Results of Operations" included in the Company's report on Form 10-K for the year ended December 31, 1998, the financial statements and notes thereto of IEX Corporation included in this report on Form 8-K and the notes to the Unaudited Pro forma Condensed Combining Financial Information.

                           TEKELEC AND IEX CORPORATION
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED DECEMBER 31, 1998
                                                    ---------------------------------------------------------
                                                                                                       PRO
                                                                                      PRO FORMA       FORMA
                                                     TEKELEC           IEX           ADJUSTMENTS     COMBINED
                                                    ---------       ---------        -----------     --------

Revenues.......................................     $ 176,669       $  49,281         $      --      $ 225,950

Costs and expenses:
    Cost of goods sold.........................        58,902          19,055                --         77,957
    Research and development...................        26,371           6,852                --         33,223
    Selling, general and administrative........        40,458          18,563                --         59,021
    Other acquisition costs, including
      amortization of goodwill and other
      purchased intangibles....................            --              --            34,849(a)      34,849
                                                    ---------       ---------         ---------      ---------
        Total costs and expenses...............       125,731          44,470            34,849        205,050
                                                    ---------       ---------         ---------      ---------

Income from operations.........................        50,938           4,811           (34,849)        20,900
Other income (expense)
    Interest, net..............................         4,785             477           (12,645)(b)     (7,383)
    Other, net.................................          (172)             35                --           (137)
                                                    ---------       ---------         ---------      ---------
        Total other income (expense)...........         4,613             512           (12,645)        (7,520)
                                                    ---------       ---------         ---------      ---------

Income before provision for income taxes.......        55,551           5,323           (47,494)        13,380
    Provision for (benefit from) income taxes..        16,342           1,829           (10,749)(c)      7,422
                                                    ---------       ---------         ---------      ---------
        Net income.............................     $  39,209       $   3,494         $ (36,745)     $   5,958
                                                    =========       =========         =========      =========
Earnings per share:
    Basic......................................     $    0.73                                        $    0.11
    Diluted....................................          0.67                                             0.10

Weighted average number of shares outstanding:
    Basic......................................        53,518                                           53,518
    Diluted....................................        58,708                               311(g)      59,019


   See Notes to Unaudited Pro forma Condensed Combining Financial Information

                           TEKELEC AND IEX CORPORATION
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEETS

                                                                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                                           ---------------------------------------------------------
                                                                                                             PRO
                                                                                             PRO FORMA      FORMA
                                                            TEKELEC           IEX           ADJUSTMENTS    COMBINED
                                                           ---------       ---------        -----------    ---------

Assets:
Cash and cash equivalents...........................       $  31,932        $  6,977        $(20,000)(d)   $  18,909
Short-term investments, at fair value...............          37,704           7,173         (13,000)(d)      31,877
Accounts and notes receivable.......................          56,502          14,887              --          71,389
Inventories.........................................          12,872           4,619              --          17,491
Prepaid expenses and other current assets...........          11,965           1,678              --          13,643
                                                           ---------        --------        --------        --------
    Total Current Assets............................         150,975          35,334         (33,000)        153,309

Long-term investments, at fair value................          44,138           3,192         (30,000)(d)      17,330
Property and Equipment, net.........................          12,859           3,505              --          16,364
Other Assets........................................           2,270             169              --           2,439
Intangibles from IEX Acquisition....................              --              --         164,246(d)(e)   164,246
                                                           ---------        --------        --------        --------
    Total Assets....................................       $ 210,242        $ 42,200        $101,246        $353,688
                                                           =========        ========        ========        ========

Liabilities:
Notes Payable.......................................       $      --        $     --        $100,000        $100,000
Trade accounts payable..............................          10,904           2,737              --          13,641
Accrued liabilities.................................          16,592           5,477           2,000(d)       24,069
Other current liabilities...........................          14,717          12,607              --          27,324
                                                           ---------        --------        --------        --------
    Total current liabilities.......................          42,213          20,821         102,000         165,034

Deferred income taxes...............................              --              --          26,625(d)       26,625
Other...............................................           2,252              --              --           2,252
                                                           ---------        --------        --------        --------
    Total Liabilities...............................          44,465          20,821         128,625         193,911
                                                           ---------        --------        --------        --------

Shareholders' equity:
Common stock........................................          92,803             841            (841)(f)      92,803
Retained earnings...................................          72,084          20,538         (26,538)(e)(f)   66,084
Translation Adjustment..............................             890              --              --             890
                                                           ---------        --------        --------        --------
    Total shareholders' equity......................         165,777          21,379         (27,379)        159,777
                                                           ---------        --------        --------        --------
    Total liabilities and shareholders' equity......       $ 210,242        $ 42,200        $101,246        $353,688
                                                           =========        ========        ========        ========


   See Notes to Unaudited Pro forma Condensed Combining Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

Note 1. The unaudited pro forma condensed combining statement of operations for Tekelec and IEX for the twelve months ended December 31, 1998 have been prepared as if the acquisition, which has been accounted for as a purchase, was completed on January 1, 1998. The unaudited pro forma combined diluted earnings per share is based on the weighted average number of common shares of Tekelec Common Stock and dilutive common stock equivalents outstanding during the period, adjusted to give effect to the dilutive effect of approximately 1.8 million options to purchase Tekelec Common Stock granted to IEX employees in connection with the acquisition.

Note 2. The unaudited pro forma condensed combining balance sheet of Tekelec and IEX has been prepared as if the acquisition, which has been accounted for as a purchase, was completed on December 31, 1998. Aggregate consideration of $163.0 million, $2.0 million of estimated acquisition costs and approximately $47.5 million in liabilities assumed, which include deferred tax liabilities of $26.6 million recorded in connection with the transaction, resulted in approximately $170.3 million in intangible assets.

The allocation of the purchase price among identifiable tangible and intangible assets was based on an appraisal of the fair market value of those assets. Specifically, purchased in-process research and development was identified and valued through interviews concerning each IEX development project. Expected future cash flows of each development project were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in competing the project, and thereby achieving technological feasibility, and risks related to the viability of and potential changes in future target markets.

The above analysis and valuation resulted in approximately $6.0 million of purchased in-process research and development which has not yet reached technological feasibility and does not have alternative future uses. Therefore, in accordance with generally accepted accounting principles, this amount was written off at the time of acquisition. A value of $57.0 million was allocated to developed and existing technology.

Using the same methodology, other intangibles were identified and valued. Expected future cash flows associated with these intangibles were discounted to present value taking into consideration risks related to the characteristics of each item. The amounts identified as intangible assets as well as goodwill arising from the transaction are expected to be amortized over estimated useful lives ranging from three to five years. Intangibles were categorized as follows:

                                                    Allocated
        Category                                   Value ($000)
        ------------------------------------       ------------
        In-process research and development           $  6,000
        Developed and existing technology               57,000
        Other intangibles                               14,000
        Goodwill                                        93,246
                                                      --------
        Total intangibles                             $170,246
                                                      ========

Note 3. The unaudited pro forma condensed combining statements of operations for Tekelec and IEX do not include the $6.0 million charge for purchased in-process research and development resulting from the acquisition, as it is a material non-recurring charge.

Note 4. The following pro forma adjustments are reflected in the unaudited pro forma condensed combining financial information:

(a) Reflects the amortization of intangibles associated with the purchase of IEX as if the acquisition was completed on January 1, 1998. Amortization is recognized over the estimated useful lives of the assets acquired, generally from three and five years. The unaudited pro forma statement of operations excludes the write-off of $6.0 million of purchased in-process research and development due to its non-recurring nature.

(b) Reflects the estimated interest income foregone based on the $63 million of cash consideration paid and interest expense incurred on the $100 million promissory notes issued as if the acquisition had been completed on January 1, 1998.

(c)  Reflects the tax effect of the pro forma adjustments.

(d) Reflects the allocation of the purchase price based on fair market values to the historical balance sheet and the related tax effects.

(e) Reflects the write-off of purchased in-process research and development identified in the purchase price allocation.

(f)  Reflects the elimination of IEX's equity accounts.

(g) Reflects the dilutive effect of approximately 1.8 million options to purchase Tekelec Common Stock granted to IEX employees in connection with the acquisition, assuming the grant had taken place as of January 1, 1998, using a fair market value at date of grant of $16.22 and an average fair market value for the year of $19.51.

                                INDEX TO EXHIBITS

    Exhibit
    Number                           Description of Exhibit
    -------                          ----------------------
      2.01       Agreement and Plan of Reorganization dated as of April 20, 1999 by and among Tekelec, Eagle Lonestar Corporation, IEX
                 Corporation, IEX Partners, Teknekron Partners II, Gary Crockett
                 and Stephen Lynn. (Pursuant to Item 601(b)(2) of Regulation
                 S-K, certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request).

      4.01 Note and Security Agreement dated as of May 7, 1999 by and among Tekelec, IEX Corporation and the Significant Stockholders of IEX Corporation.

      4.02 Secured Promissory Notes dated as of May 7, 1999 made by Tekelec and IEX Corporation in favor of each of the Significant
                 Stockholders of IEX Corporation.

      23.1       Consent of Ernst & Young LLP